UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 7, 2009

Global Crossing Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-16201	980189783
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

WESSEX HOUSE, 45 REID STREET, HAMILTON, Bermuda		HM12
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(441) 296-8600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 7, 2009, the Registrant issued a press release pursuant to Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”), with respect to a proposed private offering of debt securities. In connection with that offering, the Registrant intends to deliver a confidential offering circular to certain qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-US persons in offshore transactions in reliance on Regulation S under the Securities Act. The offering circular includes information that is not included in the Registrant’s previously filed SEC reports which may be of general interest to existing investors in the Company’s other debt and equity securities currently outstanding. Set forth below are excerpts of the offering circular. This information is included for informational purposes only and should not be deemed to be filed under the Securities Exchange Act of 1934, as amended, except to the extent expressly incorporated by reference by any other report or registration statement filed by the Registrant.

The securities referenced above have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This disclosure shall not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

For purposes of the information set forth below, the terms “GCL” means Global Crossing Limited, an exempt company with limited liability formed under the laws of Bermuda, and the terms “Global Crossing”, “the Company”, “we”, “our” and “us” mean GCL and its subsidiaries.

Our disclosure and analysis in this current report on Form 8-K contains certain “forward-looking statements,” as such term is defined in Section 21E of the Exchange Act of 1934. These statements set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have attempted to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “could” and similar expressions in connection with any discussion of future events or future operating or financial performance or strategies. Such forward-looking statements include, but are not limited to, statements regarding:

•

our services, including the development and deployment of data products and services based on internet protocol (“IP”) and other technologies and strategies to expand our targeted customer base and broaden our sales channels and the opening and expansion of our data center and collocation services;

•	the operation of our network, including with respect to the development of IP-based services and data center and collocation services;

•

our liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures, anticipated levels of indebtedness, and the ability to raise capital through financing activities, including capital leases and similar financings;

•

trends related to and management’s expectations regarding results of operations, required capital expenditures, integration of acquired businesses, revenues from existing and new lines of business and sales channels, OIBDA, order volumes and cash flows, including but not limited to those statements set forth in this Item 2; and

•	sales efforts, expenses, interest rates, foreign exchange rates, and the outcome of contingencies, such as legal proceedings.

We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Also note that we provide the following cautionary discussion of risks and uncertainties related to our businesses. These are factors that we believe, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by Section 21E of the Exchange Act of 1934. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties.

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs and expectations. In addition to the risk factors identified in our annual and quarterly reports, the operation and results of our business are subject to risks and uncertainties identified elsewhere in this current report on Form 8-K as well as general risks and uncertainties such as those relating to general economic conditions and demand for telecommunications services.

Our Competitive Strengths

Differentiated Global IP Network

Our global IP-based network directly connects approximately 400 cities in more than 45 countries and delivers services to nearly 700 cities in more than 60 countries and 6 continents around the world.

Diversified Enterprise Customer Base and Geographic Footprint

As of December 2008, we served over 12,000 multinational enterprises, government and carrier customers, including approximately 40% of the Fortune 500 companies and 700 carriers, mobile operators and ISPs worldwide. In the six months ended June 30, 2009, our top 10 customers accounted for approximately 13% of our total revenues, and no customer accounted for more than 2% of total revenues. As a global communications provider, our revenue is generated from diverse geographies. For the LTM Period, we generated approximately $2.2 billion of “Invest and Grow” revenue generated approximately 55% by GC ROW, 22% by GC Impsat and 23% by GC UK.

Strong Customer Satisfaction

We have high customer retention and experience low attrition, with an average customer revenue attrition rate of approximately 1.6% during the period from January 1, 2008 to June 30, 2009.

Risks Factors—Risks Related to Our Business

We may became subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

We and certain of our subsidiaries are Bermuda-based companies, and we believe that a significant portion of our income will not be subject to tax in Bermuda, which currently has no corporate income tax, or in other countries in which we conduct activities or in which our customers are located, including the United States and the United Kingdom. This belief is based on our current position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have a retroactive effect. In addition, tax legislation and regulations are proposed from time to time in various jurisdictions, which, if adopted, could have a material adverse effect on our results of operations. For example, in December 2006, the U.S. Department of the Treasury finalized regulations with respect to the source of international and other types of communications income. The regulations as adopted could, under certain circumstances, subject us to U.S. withholding tax on a significant portion of our income, possibly even if we are not found to have engaged in a trade or business within the United States or to have had an office or other fixed place of business in the United States.

Current market conditions have had a negative impact on the return on plan assets for our pension plans, which may require additional funding and negatively impact our cash flows.

Certain North American and European hourly and salaried employees are covered by our defined benefit pension plans. On December 31, 1996, our North American plan was frozen and all employees hired thereafter are not eligible to participate in the plan. Our U.K. plans were closed to new employees on December 31, 1999. Our pension expense and required contributions to our pension plan are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets and the actuarial assumptions we use to measure the defined benefit pension plan obligations. Due to the significant market downturn during 2008, the funded status of our pension plans has declined and actual asset returns were below the assumed rate of return used to determine pension expense. As of December 31, 2008, the projected benefit obligation under our pension plans was approximately $79 million ($14 million under the U.S. plans and $65 million under the U.K. plans) and the value of plan assets was approximately $62 million ($14 million under the US plans and $48 million under the U.K. plans), resulting in our pension plans being underfunded by approximately $17 million, of which $4 million is attributable to participants of the plans and is therefore not a liability of GCL. As of December 31, 2007, our plan obligations were underfunded by approximately $7 million, of which $1 million was attributable to participants of the plans. If plan assets continue to perform below expectations, future pension expense and funding obligations will increase, which would have a negative impact on our cash flows from operations, decrease borrowing capacity and increase interest expense. Moreover, under the Pension Protection Act of 2006, it is possible that continued losses of asset values may necessitate accelerated funding of our U.S. pension plans in the future to meet minimum federal government requirements.

Real Estate Tax Assessment

Subsequent to the issuance of our condensed consolidated financial statements for the six months ended June 30, 2009, our GC UK Segment received a retroactive real estate tax assessment revision for the cumulative period of December 2006 through June 2009, which results in a change in our estimated liability. The tax assessment primarily relates to property acquired as part of the Fibernet Group Plc acquisition during 2006. As a result of receiving this tax assessment our GC UK Segment will record a charge of approximately $5 million in the condensed consolidated financial statements for the three and nine months ended September 30, 2009.

Our Network

Our network consists of a series of assets and rights that allow us to operate service platforms enabling the delivery of various protocol-based data and voice services in major business centers throughout the world. We monitor and provide surveillance utilizing a suite of operational support systems to provision and maintain this network worldwide.

At the base of our network are subsea and terrestrial fiber-optic cables that connect and cross North America, South America, Europe and a portion of the Asia/Pacific region, which we either own or hold under long-term IRUs from other carriers. The GC Fiber Network provides seamless, broadband connectivity to 32 countries through a combination of subsea cables, national and international networks and metropolitan networks.

In addition to the GC Fiber Network, we lease rights (such as wavelengths) on other carriers’ fiber-optic cables on a non-IRU basis. In certain cases, we own and operate the network transmission, switching and routing equipment that provides us with the ability to monitor and manage traffic over these leased facilities. We refer to the portions of our leased network over which we have this degree of control, together with the GC Fiber Network, as the “Core Network.”

The Core Network has approximately 800 PoPs in approximately 400 cities in approximately 45 countries worldwide (“Regional PoPs”). These Regional PoPs house dense wave division multiplexing (“DWDM”) equipment that combines multiple colored wavelengths (or channels) on a single fiber and transports them as multiple signals across the network. In addition to the DWDM equipment, the Regional PoPs generally house add/drop multiplexer equipment that combines lower speed private line, data, Ethernet and voice traffic.

The North American network portion of the GC Fiber Network comprises approximately 18,000 route miles of fiber in the U.S. and Canada, most of which consists of IRUs in fibers purchased from other carriers. It has approximately 170 Regional PoPs, 20 integrated service platform sites, three subsea cable landing stations and five primary international voice gateway sites. The North American network carries voice, data and private line services over our IP, synchronous optical network (“SONET”), and ATM backbones, all traversing 2.5 and 10 Gbps DWDM systems. IP, SONET and ATM are methods of sending audio, video and computer data at the same time over one high-speed digital/optical line.

The European network portion of the GC Fiber Network (excluding the GC UK portion) consists of more than 14,000 route miles of fiber in the western region of the continent, most of which are contained in cable that we own. This network has approximately 70 Regional PoPs, six cable landing stations, and two international voice and three international data gateway sites. The European network carries voice, data and private line services over our IP, SDH (which is a transmission format similar to SONET) and ATM backbones, all traversing 2.5 and 10 Gbps DWDM transmission systems.

The GC UK portion of the GC Fiber Network comprises approximately 9,800 route miles of fiber and comes within 1.5 miles of approximately two-thirds of Britain’s business infrastructure. This network has approximately 390 Regional PoPs and carries voice, data and private line services over IP and ATM/Frame Relay backbones, all traversing DWDM and SDH transmission systems. The U.K. network also encompasses nine major metro markets and reaches 55 smaller towns and cities providing seamless services to the rest of the Global Crossing network. Less than 25% of the GC UK portion of the GC Fiber Network is held under leases which come up for renewal prior to 2011.

The subsea portion of the GC Fiber Network consists of six fiber-optic cable systems owned by us: AC-1, AC-2, MAC, SAC, PAC and an approximate 340 route mile system connecting the U.K. and Ireland. SAC is a 12,400 route mile sub-sea system including an approximately 2,500 mile terrestrial route connecting Argentina and Chile. SAC connects major markets throughout Latin America and is one of only two sub-sea systems currently in operation that circumnavigates the majority of South America. At approximately 4,600 route miles, MAC provides a strategic gateway between the Eastern Seaboard of the U.S. and our Latin America assets, a route that is experiencing acute demand growth and increasing capacity scarcity. PAC is integrated with a 2,300 mile terrestrial ring route (including associated backhaul) within Mexico, and we completed the extension of our PAC system to Costa Rica in 2008. In the aggregate, these subsea cable systems span approximately 39,000 route miles and have approximately 30 landing points on three continents: North America, South America and Europe. These are all two or four fiber strand pair cables equipped with 10 Gbps DWDM transmission systems. AC-2 consists of two fiber strand pairs in a cable containing four fiber strand pairs that was co-built with Level 3 Communications, Inc. These systems include 14 Regional PoPs in the Latin America and Caribbean regions.

The GC Impsat Segment’s portion of the GC Fiber Network comprises a multiple strand long-haul fiber network of approximately 9,200 route miles that connects more than 250 cities. The GC Impsat Segment also operates a set of metro networks that covers more than 1,400 route miles in 15 markets. The deployed facilities include 15 metropolitan area networks in the largest cities of the region, long haul networks across Argentina, Brazil, Chile and Colombia, and leased submarine capacity to link South America to the United States. Together, the GC Impsat Segment’s long-haul and metro networks connect more than 700 customer locations. The GC Impsat Segment’s network carries voice, data and private line services over IP, SDH and ATM backbones, all traversing 2.5 and 10 Gbps DWDM transmission systems.

Our network assets in the Asia/Pacific region and those connecting the U.S. to this region include both IRUs and leased circuits on multiple subsea systems. We operate Regional PoPs in Hong Kong, Tokyo, Singapore and Sydney. Each of these PoPs supports Internet access, IP VPN, ATM and Frame Relay services, with Hong Kong also supporting VoIP services. In addition, we operate virtual PoPs, which are leased network and router infrastructure built to our specifications and under our direct operational control, in the following locations: Seoul, Korea; Hanoi, Vietnam; Kuala Lumpur, Malaysia; Jakarta, Indonesia; Manila, the Philippines; Taipei, Taiwan; and Bangkok, Thailand. Our Core Network includes IRUs and leases of trans-Pacific capacity on the PC-1 fiber-optic cable system, which is owned by Pacific Crossing Limited, a former subsidiary of the Company (“PCL”).

Our IP network consists of a service layer running on the Core Network and utilizes a single Autonomous System Number (“ASN”). We have approximately 170 distinct IP hubs, approximately 35 of which contain a VoIP presence and approximately 68 of which have public or private peering interconnects. The single ASN implies a greater degree of integration than that which exists in a multiple ASN system. Having a global ASN allows us to deploy certain technologies, such as MPLS, more quickly and on a global basis. It also provides our international customers with a more global appearance in the global Internet routing table.

Our IP network utilizes a MPLS Juniper core with a mixture of Cisco, Juniper and Foundry devices at the edge of the network. The network is considered a Tier 1 backbone and is quality-of-service enabled, which allows different types of data to be assigned different priorities, such that, for example, voice can always have priority over IP VPN and Internet traffic. The network carries approximately 1,700 Gbps weekly of total IP traffic, of which approximately 30 Gbps is IP VPN and 40 Gbps is voice traffic, averaging approximately 850 million minutes of VoIP per month, or more than one-third of the total voice minutes. Our VoIP platform is fully compatible with our TDM network.

We operate our Core Network from four primary network operations centers. The Global Network Operations Center in London manages our subsea cable systems and our European and U.K. networks. The North America Network Operations Center, located in Southfield, Michigan, manages the global voice network and the North American transport network. The Global Data Services Network Operating Center, located in Phoenix, Arizona, manages the global IP and Frame Relay/ATM networks. The GC Impsat Segment’s network operations center located in Buenos Aires manages all of that segment’s networks. In addition, we have a small network operating center in Newark, New Jersey that provides redundant IP and ATM network management capability.

Together with those locations connected directly by the Core Network, through network to network interface agreements with other service providers, we deliver services to nearly 700 cities in more than 60 countries and 6 continents around the world.

Employees

As of June 30, 2009, we employed approximately 5,140 people, of whom approximately 5,071 are full-time employees and the balance are part-time or temporary employees. We consider our employee relations to be good. None of our employees are currently covered by collective bargaining agreements, other than approximately 42 employees in the U.K. In addition, Brazilian law requires us to negotiate certain labor terms and conditions, including salaries and wages, with industry-specific unions, and to obtain approval of our approximately 464 employees in that country.

Legal Proceedings

AT&T Corp. (SBC Communications) Claim

On November 17, 2004, AT&T’s LEC affiliates commenced an action against us and other defendants in the U.S. District Court for the Eastern District of Missouri. The complaint alleges that we, through certain unnamed intermediaries, which are characterized as “least cost routers,” terminated long distance traffic to avoid the payment of interstate and intrastate access charges.

The complaint alleges five causes of action: (1) breach of federal tariffs; (2) breach of state tariffs; (3) unjust enrichment (in the alternative to the tariff claims); (4) fraud; and (5) civil conspiracy. Although the complaint does not contain a specific claim for damages, plaintiffs allege that they have been damaged in the amount of approximately $20 million for the time period of February 2002 through August 2004. The complaint also seeks an injunction against the use of “least cost routers” and the avoidance of access charges. We filed a motion to dismiss the complaint on January 18, 2005, which motion was mooted by the filing of a first amended complaint on February 4, 2005. The first amended complaint added as defendants five competitive local exchange carriers and certain of their affiliates (none of which are affiliated with us) and re-alleged the same five causes of action. We filed a motion to dismiss the first amended complaint on March 4, 2005. On August 23, 2005, the Court referred a comparable case to the FCC and the FCC has sought comments on the issues referred by the Court. We filed comments in the two declaratory judgment proceedings occasioned by the Court’s referral. On February 7, 2006, the Court entered an order: (i) dismissing AT&T’s claims against us to the extent that such claims arose prior to December 9, 2003 by virtue of the injunction contained in the Plan of Reorganization of the GC Debtors which became effective on that date; and (ii) staying the remainder of the action pending the outcome of the referral to the FCC described above. On February 22, 2006, AT&T moved the Court to reconsider its decision of February 7, 2006 to the extent that it dismissed claims that arose prior to December 9, 2003. We filed our response to the motion on March 6, 2006, requesting that the Court deny the motion. On May 31, 2006, the Court entered an order denying plaintiffs’ motion for reconsideration without prejudice. On April 15, 2008, plaintiffs moved to vacate the stay entered by the Court on the grounds of inaction by the FCC. The Court denied the motion to vacate and the plaintiffs have requested reconsideration. That request is presently pending before the Court. The plaintiffs have also filed a motion for oral argument, but the Court has not yet acted on that request.

Claim by Pacific Crossing Limited

This claim arises out of the management of the PC-1 trans-Pacific fiber-optic cable, which was constructed, owned and operated by PCL. PCL asserts that we and Asia Global Crossing, Ltd. (“Asia Global Crossing”), another former subsidiary of ours, breached their fiduciary duties to PCL, improperly diverted revenue derived from sales of capacity on PC-1, and failed to account for the way revenue was allocated among the corporate entities involved with the ownership and operation of PC-1. The claim also asserts that revenues derived from operation and maintenance fees were also improperly diverted and that PCL’s expenses increased unjustifiably through agreements executed by us and Asia Global Crossing on behalf of PCL. To the extent that PCL asserted that the foregoing claims were prepetition claims, PCL has settled and released such claims against us.

During the pendency of our Chapter 11 proceedings, on January 14, 2003, PCL filed an administrative expense claim in the GC Debtors’ bankruptcy court for approximately $8 million in post-petition services plus unliquidated amounts arising from our alleged breaches of fiduciary duty and misallocation of PCL’s revenues. We objected to the claim and asserted that the losses claimed were the result of operational decisions made by PCL management and its corporate parent, Asia Global Crossing. On February 4, 2005, PCL filed an amended claim in the amount of approximately $79 million claiming we failed to pay revenue for services and maintenance charges relating to PC-1 capacity and failed to pay PCL for use of the related cable stations and seeking to recover a portion of the monies received by us under a settlement agreement entered into with Microsoft Corporation and an arbitration award against Softbank. We filed an objection to the amended claim seeking to dismiss, expunge and/or reclassify the claim and PCL responded by filing a motion for partial summary judgment claiming approximately $22 million for the capacity, operations and maintenance charges and collocation charges and up to approximately $78 million for the Microsoft and Softbank proceeds. PCL’s claim for collocation charges (which comprised approximately $2 million of the total claim) was settled.

Subsequently (and pursuant to a new scheduling order agreed to by the parties), the parties agreed to hold our motion to dismiss in abatement and PCL agreed not to proceed with its partial summary judgment motion and to file a new summary judgment motion. On June 5, 2006 PCL filed a new motion for partial summary judgment claiming not less than $2 million for revenues for short term leases on PC-1, not less than $6 million in respect of operation and maintenance fees paid to us by our customers for capacity on PC-1 and an unspecified amount to be determined at trial in respect of the Microsoft/ Softbank Claim. We filed a response to that motion on June 26, 2006, together with a cross motion for partial summary judgment on certain of PCL’s administrative claims. On August 28, 2006, PCL replied to our response to PCL’s new motion for partial summary judgment and responded to our cross motion for partial summary judgment. On November 20, 2006, we filed our reply to PCL’s response to our cross-motion for partial summary judgment.

The parties have agreed to non-binding mediation of their competing administrative claims (including our claim filed against PCL in its separate bankruptcy case). The parties completed one day of mediation in early 2008 and have exchanged certain documents in connection with the mediation. There are no further mediation sessions currently scheduled and the litigation may again become active. By letter dated September 4, 2009, counsel for PCL had requested that the Bankruptcy Court place the motions for summary judgment back on the calendar and lift the stay of discovery currently in effect.

Impsat Employee Severance Disputes

A number of former directors and executive officers of Impsat have asserted claims for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts and unpaid performance bonuses as a result of their separation from Impsat shortly after the acquisition of Impsat by us. One such case, initiated by a former director and officer of Impsat in October 2007, was settled in July 2009. The asserted claims of the remaining claimants (including accrued interest and attorney fees) aggregate approximately $16 million.

We have been in negotiations with the remaining claimants over the amount of their claims and other issues arising out of their departure. The status of the legal proceedings brought by these remaining claimants is as follows: In November 2007, a former officer served us a complaint claiming damages. The case is now in the evidentiary stage. In July 2008, a former officer commenced formal judicial proceedings on his claim and we responded seeking dismissal of the claim based on lack of jurisdiction. Such defense was rejected by the court and the case will now continue. In March 2009, this same former officer served us with an additional complaint for damages in another jurisdiction. In July 2009, two additional executives notified us regarding claims for salary differences that they allegedly are entitled to receive and other labor-related claims that they intend to pursue. We have replied in each case and will continue to defend against these claims.

Buenos Aires Antenna Tax Liability

The Government of the City of Buenos Aires (“GCBA”) established a tax applicable to private companies owning antennas with supporting structures, whether in service or not, in the amount set forth in the annual tariff law for the use of the public and private air space (the “Antenna Fees”).

Since September 2003, the GCBA has periodically notified Impsat of the Antenna Fees which aggregate approximately $56 million, including interest, and requested payment. Impsat has administratively disputed each of these notifications and in the administrative proceeding questioned the legality and constitutionality of the tax on various grounds, including that: (i) air rights belong to the owner of the underlying private property and GCBA’s charge for use of privately owned air rights is confiscatory and incompatible with the constitutional right of property; (ii) Argentine federal telecommunications law exempts the use and occupation of public air space for the purposes of providing public telecommunications service from any charge; (iii) the tax that GCBA is trying to impose is excessive and confiscatory; and (iv) the GCBA has significantly overstated the number and height of the antennas owned by Impsat that are subject to the tax. Impsat continues to dispute the Antenna Fees and, to date, no summary collection action has been commenced by GCBA on the unpaid Antenna Fees. In July 2008, Impsat filed an action in the Argentine Federal Courts in Buenos Aires seeking a declaration that the Antenna Fees are unconstitutional and illegal.

In December 2008, the GCBA amended its Fiscal Code and passed a new Tariff Law for 2009 (the “Tariff Law”) modifying, among other things, the criteria to determine the charges applicable to the antennas structures. Under the new municipal legislation, which took effect January 2009, the amounts charged for each of the antennas have been significantly reduced with respect to the amounts that the GCBA sought to charge in accordance with the laws that were previously in effect. In addition, the new Tariff Law sets forth a temporary provision which states that, for a limited period of time, the reduced charges may be applied retroactively to settle any existing debts for Antennas Fees that may be currently under dispute, as long as the taxpayer waives or desists from any administrative action or judicial claim that it may be currently pursuing. We have made the payments under the new regulations for 2009. In June 2009, we contributed approximately $300,000 to a settlement for the claim for the period covering 2003 through 2008, as set forth under the Tariff Law. Pursuant to a municipal resolution, the GCBA confirmed that the receipt that was issued upon the settlement payment operates as a final release certificate covering that time period.

Brazilian Tax Claims

In November 2002 and in October 2004, the Brazilian tax authorities of Parana and São Paulo respectively, issued two tax infraction notices against Impsat for the collection of the Import Duty and the Tax on Manufactured Products, plus fines and interest that amount approximately to $8 million. The notices informed Impsat Brazil that the taxes were levied because a specific document (Declaração de Necessidade—”Statement of Necessity”) was not provided by Impsat Brazil at the time of importation, in breach of MERCOSUR rules. Oppositions were filed on behalf of Impsat Brazil arguing that the Argentine exporter (Corning Cable Systems

Argentina S.A.) complied with the MERCOSUR rules. In the case of the Sao Paulo infraction notice, a favorable first instance decision was granted. However, due to the amount involved, the case was remitted to the official compulsory review by the Federal Taxpayers Council and a final decision is still pending. In the case of the Parana infraction notice, an unfavorable administrative decision was granted, and we will take available judicial measures to appeal such decision.

In December 2004 and in March 2009, the tax authorities of the State of São Paulo, in Brazil, issued two infraction notices against Impsat Brazil for the collection of Tax on Distribution of Goods and Services (“ICMS”) supposedly due on the lease of movable properties by comparing such activity to communications services, on which the ICMS state tax is actually levied. Both assessments amount to $16 million. A defense against the December 2004 assessment was filed on behalf of Impsat Brazil, arguing that the lease of assets could not be treated as a communication service subject to ICMS. The defense was rejected in the State Administrative Court; however, we will seek judicial action to remove the tax assessment. A defense against the March 2009 assessment was also filed on behalf of Impsat Brazil, and the final administrative decision is still pending for that assessment.

In addition, in April 2009, the tax authorities of the State of São Paulo issued an infraction notice against Impsat Brazil for the collection of ICMS supposedly due on the sale of internet access services by comparing such activity to communications services, on which the ICMS state tax is actually levied. This assessment amounts approximately to $6 million. Defenses were filed on behalf of Impsat Brazil, arguing that the provision of internet access services could not be treated as a communication service subject to ICMS. The final administrative decision is still pending for this assessment.

We believe that there are reasonable grounds to have all of the Brazilian tax assessments cancelled.

Customer Bankruptcy Claim

During 2007, we commenced default and disconnect procedures against a customer for breach of a sales contract based on the nature of the customer’s traffic, which renders the contract highly unprofitable to us. After the process was begun, the customer filed for bankruptcy protection, thereby barring us from taking further disconnection actions against the customer. We commenced an adversary proceeding in the bankruptcy court, asserting a claim for damages for the customer’s alleged breaches of the contract and for a declaration that, as a result of these breaches, the customer may not assume the contract in its reorganization proceedings. We have been incurring significant legal expenses in connection with this matter.

The customer has filed several counterclaims against us alleging various breaches of contract for attempting improperly to terminate service, for improperly blocking international traffic, for violations of the Communications Act of 1934 and related tort-based claims. We notified the customer that we would be raising our rates and we subsequently filed a motion with the court seeking additional adequate assurance, or an order allowing us to terminate the customer’s service, based upon the rate change. The customer amended its counterclaims to assert claims for breach of contract based upon the rate increase.

After the filing of motions and responses, the Court issued an opinion on these matters on July 3, 2008. The Court held that the agreement did not permit us to increase the rates in the manner we did and that we: (i) breached the sales contract in so doing; and (ii) are therefore not entitled to additional adequate assurance. The Court did, however, permit us to amend our complaint to plead a rescission claim, which we filed on July 14, 2008. We also filed notices of appeal of these rulings with the United States District Court of the Southern District of New York, but those appeals were ultimately dismissed for untimeliness, without prejudice to later appeals on the merits.

The case is continuing in the bankruptcy court with respect to the remaining liability issues and damages in the adversary proceeding. The customer has served on us an expert report setting forth its valuation of its damages in this case at between $324 million and $438 million. The Company has taken the deposition of the expert and believes that the damages valuation presented is without merit and barred by the explicit terms of the parties’ contract. The Company plans to take the appropriate steps in the context of the litigation to exclude the customer’s expert report and to challenge its conclusions. We have also moved to dismiss the customer’s bankruptcy case for failure to comply with the “small business” provisions of the Bankruptcy Code, and a hearing has been scheduled for September 16, 2009 for this motion. The parties have submitted the case to non-binding mediation in July 2009 and that is ongoing. Other aspects of the case have been held in abeyance by the Court pending the outcome of the mediation. We cannot predict the outcome of these proceedings, although we intend to vigorously defend against the claims against us and to diligently pursue our claims against the customer.

Universal Service Audit

In February 2007, the Universal Service Administrative Company released a report of its audit of calendar year 2004 federal universal service fund contributions by Global Crossing Bandwidth, Inc. (“GCB”). The audit report concluded that GCB should be required to contribute an additional approximate $5 million to the federal universal fund based upon calendar year 2004 revenues. GCB duly sought review by the Federal Communications Commission of the audit conclusions, contending that USAC misapplied the Commission’s universal service regulations and otherwise erred effectively in holding GCB liable for contributions due, in the first instance, by its wholesale customers. On August 17, 2009, the Wireline Competition Bureau of the FCC released an order in which it denied GCB’s petition for review and upheld the audit findings. GCB believes that the Bureau order is erroneous and intends to file an Application for Review of the Bureau Order with the Commission, which is due on September 16, 2009. Should the Commission uphold the Bureau decision, Global Crossing has the right to appeal to federal court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Crossing Ltd.

September 8, 2009

	By:	Mitchell C. Sussis

/S/ MITCHELL C. SUSSIS
Name: Mitchell C. Sussis Title: Senior Vice President, Secretary and Deputy General Counsel